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                                                                      EXHIBIT 5



                                   OPINION OF
                            KUNZMAN & BOLLINGER, INC.
                              AS TO THE LEGALITY OF
                           THE UNITS REGISTERED HEREBY

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                            KUNZMAN & BOLLINGER, INC.
                                ATTORNEYS-AT-LAW
                          5100 N. BROOKLINE, SUITE 600
                          OKLAHOMA CITY, OKLAHOMA 73112

                            Telephone (405) 942-3501
                               Fax (405) 942-3527


                                                                      Exhibit 5


                                August 10, 2001


Atlas Resources, Inc.
311 Rouser Road
Moon Township, Pennsylvania  15108

    RE:  ATLAS AMERICA PUBLIC #10 LTD.

Gentlemen:

    You have requested our opinion on certain issues pertaining to Atlas America Public #10 Ltd. (the "Partnership") formed under the Limited Partnership Laws of Pennsylvania. Atlas Resources, Inc., a Pennsylvania corporation, is the Managing General Partner of the Partnership.

BASIS OF OPINION

    Our opinion is based on our review of a certain Registration Statement on Form SB-2 and any amendments thereto, including any post-effective amendments, for the Partnership (the "Registration Statement") as filed with the Securities and Exchange Commission (the "Commission"), including the Certificate of Limited Partnership for the Partnership, the Prospectus and the Amended and Restated Certificate and Agreement of Limited Partnership for the Partnership (the "Partnership Agreement"), the Subscription Agreement and the Drilling and Operating Agreement contained therein, and on our review of such other documents and records as we have deemed necessary to review for purposes of rendering our opinion. As to various questions of fact material to our opinion which we have not independently verified, we have relied on certain representations made to us by officers and directors of the Managing General Partner.

    In rendering the opinion herein provided, we have assumed the due authorization, execution and delivery of all relevant documents by all parties thereto.

OPINION

    Based upon the foregoing, we are of the opinion that:

        The Units, when sold in accordance with the Registration Statement as amended at the time it becomes effective with the Commission, will be duly authorized and legally issued pursuant to Pennsylvania partnership law, fully paid and nonassessable except calls by the Managing General Partner for additional Capital Contributions from the Investor General Partners if necessary to pay Partnership obligations or liabilities arising before the conversion of Investor General Partners to Limited Partners in excess of the Partnership's insurance proceeds, the Managing General Partner's indemnification of the Investor General Partners from any liability incurred in connection with the Partnership which is in excess of the Investor General Partners' interest in the Partnership's undistributed net assets and insurance proceeds, and the Partnership's assets for which the Investor General Partners were liable.

    We hereby consent to the use of this opinion as an Exhibit to the Registration Statement and to the reference to this firm in the Prospectus included in the Registration Statement.

                                       Yours very truly,

                                       /s/ Kunzman & Bollinger, Inc.

                                       KUNZMAN & BOLLINGER, INC.